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                                                                    Exhibit 10.5


[GRAPHIC OMITTED]                                  FLEER/SKYBOX INTERNATIONAL LP
    FLEER                                               1120 Route 73, Suite 300
TRADING BRANDS                                              Mt. Laurel, NJ 08054
                                                             TEL: (856) 731-6200



August 24, 2001



Bob Polsky, CEO
PROELITE
100 Dorigo Lane
Secaucus, New Jersey 07094

Dear Bob:

This letter, when countersigned by you, shall serve as a licensing agreement between Fleet/SkyBox International LP ("Fleer") and ProElite. The terms of this agreement are set forth below:

GRANT OF RIGHTS

      1. Fleer, with the permission of NFL Properties ("NFL"), MLB Properties ("MLB") and NBA Properties ("NBA"), agrees to sub-license its rights to produce fine art featuring selected NFL, MLB and NBA teams.

      2. ProElite and/or Atelier will not produce any unauthorized NFL, MLB or NBA licensed products without the written consent of Fleer.

      3.    The terms of this agreement will expire on December 31, 2003.

COMPENSATION AND  SERVICES

      1. For the grant of rights above, ProElite agrees to pay Fleer a guaranteed payment of $50,000 payable in eight equal installments as follows:

            a.    $6,250 to be paid by September 15, 2001.
            b.    $6,250 to be paid by December 15, 2001.
            c.    $6,250 to be paid by March 15, 2002.
            d.    $6,250 to be paid by June 15, 2002.
            e.    $6,250 to be paid by September 15, 2002.
            f.    $6,250 to be paid by December 15, 2002.
            g.    $6,250 to be paid by March 15, 2003.
            h.    $6,250 to be paid by June 15, 2003.


            ProElite agrees to pay Fleer a royalty rate of 3% of gross sales to Fleer on a monthly basis. The guaranteed payments made will be deducted from the monthly amount owed.

      2. ProElite will comply with all NFL, MLB and NBA regulations and approval guidelines. ProElite will obtain all products, packaging and selling material approvals directly from the NFL.

      3. ProElite will submit all approvals for MLB and NBA products, packaging and selling materials to Fleer c/o Jim Stefano. Fleer will obtain approvals and notify ProElite of changes as required.


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      4.    ProElite agrees to directly pay Fleer all royalties due to the NFL,
            MLB and NBA. Royalties shall be calculated at 7%, 9% and 12% of gross sales, respectively.

      5. ProElite agrees to maintain complete and accurate accounting records of all related sales. ProElite will provide to Fleer on a monthly basis the total units sold and gross sales dollars by month and cumulative throughout the term of the agreement. ProElite will also provide Fleer with the calculation of royalties due to the NFL, MLB and NBA, and a check for that same amount. All data and monies are due to Fleer by the 10th day of the following month (i.e. sales for November are reported and paid by December 10th.)

      6. Fleer reserves the right to audit all records for a period of up to one year from the expiration of this agreement.

INDEMNIFICATION

      1. ProElite agrees to protect, indemnify and save harmless Fleer, its partners, employees, subsidiaries, and agents, or any of them, from and against any and all expenses, damages, claims, suites, actions, judgements and costs whatsoever, including reasonable attorney's fees, arising out of, or in any way connected with: ProElite's failure to comply with NFL, MLB and NBA regulations and approval guidelines, ProElite's default hereunder; the negligence, actions, errors or omission of ProElite; and/or any claim or action for personal injury, death or otherwise involving alleged defects in ProElite's products; provided that ProElite shall be given notice of any such action or claim.

      2. ProElite agrees to provide and maintain, at its own expense, general liability insurance and product liability insurance with limits of no less than $1,000,000 and within thirty (30) days from the date hereof, ProElite will submit to Fleer a fully paid policy or certificate of insurance naming Fleer as an additional insured party, requiring that the insurer shall not terminate or materially modify such without written notice to Fleer at least twenty (20) days in advance thereof.

      3. All rights not herein specifically granted to ProElite shall remain the property of Fleer to be used in any manner Fleer deems appropriate.

I believe this accurately states the terms of our agreement. If you agree with these terms, please sign below as acknowledgement of such and return a copy to my attention.

Should you have any questions or comments, please do not hesitate to call me at 856/231-5938. I look forward to doing business with you.

Sincerely,


/s/ Christopher J. Tobia

Christopher J. Tobia
Senior Vice President &
  Chief Financial Officer


                                                     Acknowledged & Accepted by:


                                                     /s/ Bob Polsky
                                                     ---------------------------
                                                     Bob Polsky, CEO
                                                     ProElite